SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PIMCO Dynamic Credit Income Fund

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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CLOSED END FUND PROXY FACT SHEET FOR: PIMCO DYNAMIC CREDIT INCOME FUND

ANNUAL MEETING IMPORTANT DATES		ANNUAL MEETING LOCATION
Record Date	FEBRUARY 13, 2015	OFFICES OF PIMCO - 1633 BROADWAY
Mail Date	FEBRUARY 20, 2015	42nd FLOOR – (BETWEEN WEST 50th & 51st STREETS)
Meeting Date	APRIL 30, 2015 @ 10:30 AM EDT	NEW YORK, NEW YORK 10019
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	PCI	Inbound Line	1-877-536-1558
Cusip Number	72202D106	Website	pimco.com/closedendfunds

Shareholders are urged to vote only using PIMCO’s WHITE proxy card to elect the Current Trustees/Board Member Nominees.

What are shareholders being asked to vote on?

1.	To elect Trustees of the Fund, each to hold office for the term indicated and until his or her successor shall have been elected and qualified.

BOARD OF TRUSTEES RECOMMENDATION - FOR

NAME OF NOMINEE	YEAR OF BIRTH	TRUSTEE SINCE
Craig A. Dawson	1968	2014
Bradford K. Gallagher	1944	2013
James A. Jacobson	1945	2013

What is happening?

Shareholders of the Fund are being asked to elect three Trustees to the Board at the annual shareholder meeting. Ironsides, a hedge fund shareholder of the Fund is nominating two candidates for election to the Board (Robert C. Knapp and Richard W. Cohen). Robert C. Knapp is the founder and a principal of Ironsides Partners LLC and Richard W. Cohen is an attorney who has represented Knapp’s interests in the past.

Why is Ironsides nominating two candidates for election to the Board?

The Board and PIMCO believe that Ironsides is attempting to pressure the Board and management to take shortsighted actions. Management does not believe that Ironsides’ motivations and strategies are designed to benefit long-term shareholders. Rather, they are intended to allow Ironsides to turn a short-term profit without benefiting long-term shareholders.

Is the Fund being managed effectively?

PIMCO is one of the world’s leading investment managers. The Fund’s management team is highly qualified: three of the lead portfolio managers of the Fund (Alfred Murata, Dan Ivascyn, and Mark

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Kiesel) have earned Morningstar Fixed-Income Manager of the Year awards,1 and , recently, one of the Fund’s portfolio managers, Dan Ivascyn, was elected as Group Chief Investment Officer of PIMCO. Importantly, PIMCO continues to follow the same time-tested investment process in managing the Fund that has guided all PIMCO investment strategies for decades.

Ironsides claims the Fund has underperformed. How has the Fund performed since inception?

—	The Fund has delivered on its primary objective of seeking current income.

Since inception, the Fund has paid a total distribution of $4.71 for each share, representing an annualized yield of 9.0%.

—	The Fund’s total return has significantly outperformed the average performance of its peers.

The Fund has generated an annualized total return of 7.8% since inception based on net asset value, significantly exceeding the 3.1% average return of the funds in the Lipper Global Income Category, the Fund’s relevant Lipper-determined peer group, during the same period. On a market price basis, the Fund has delivered an annualized total return of 0.6% since inception, compared to -1.4% for the Lipper category, placing the Fund’s performance in the top 20% of its peer group.

Why do the Board and management believe that shares of the Fund have traded at a discount to net asset value (NAV)?

The Board is mindful of the Fund’s discount to net asset value and remains focused on sustainable long-term performance. While the Fund’s shares have traded at a discount to net asset value, management largely attributes this to the volatile market environment that followed the launch of the Fund in 2013, when the Fed announced the tapering of its monthly asset purchase program. This had a widespread, negative impact on investor demand for fixed income closed-end funds and risk assets in general, causing the discounts for the closed-end fund universe generally to widen. The average closed-end fund in the Lipper Global Income peer group was recently trading at a 7.9% discount and has generally traded in line with the Fund’s discount since the Fund’s inception.

What is the Fund doing to address its discount to net asset value (NAV)?

The Board continues to monitor the Fund’s discount and to consider various methods of addressing the discount keeping in mind the long-term interests of all shareholders. To date, the Board has determined not to take actions such as share repurchases or tender offers because the Board believes such actions generally fail to provide lasting benefits for long-term shareholders. The Board and PIMCO believe that NAV performance is the appropriate way to evaluate the investment manager and the Board, and that strong NAV returns and attractive distributions generally result in robust total returns for shareholders in the long term.

Why does PIMCO feel the current Trustees are appropriate people to oversee the Fund?

—	PIMCO believes that continuity of Board oversight and management of the Fund is in the best interests of shareholders and best enables the Fund to achieve its long-term investment goals.

—	The Board and PIMCO believe that the Current Trustees are experienced and highly qualified fiduciaries who exercise strong fund governance practices.

1 The Morningstar Fixed-Income Manager of the Year award is based on the strength of the manager, performance, strategy, and firm’s stewardship. Mr. Murata and Mr. Ivascyn earned the awards in 2013, and Mr. Kiesel earned the award in 2012.

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—

Because of their familiarity with PIMCO and affiliated entities, the Fund’s Interested Trustees, including Mr. Dawson, serve as an important information resource for the Independent Trustees and as facilitators of communication with PIMCO and Allianz Asset Management of America L.P., PIMCO’s U.S. parent company.

—

The Current Trustees include individuals with substantial professional accomplishments and prior experience in a variety of fields. All Trustees up for election at the annual meeting have served on the boards of closed-end funds or been involved in the investment management industry for many years.

—	The Current Trustees bring diverse perspectives to Fund oversight.

What are the Board Nominees’ qualifications?

The Board has determined that each Trustee is qualified to serve as such based on several factors (none of which alone is decisive). Each Trustee, with the exception of Mr. Dawson, has served in such role since the Fund’s inception in January 2013. Mr. Dawson, who is also a Managing Director and Head of Strategic Business Management at PIMCO, has served as a Trustee of the Fund since PIMCO assumed the role as the Fund’s investment manager in 2014. Accordingly, each Trustee is knowledgeable about the Fund’s business and service provider arrangements, and in addition, has also served for several years as trustee or director to a number of other investment companies advised by PIMCO and its affiliates.

Craig A. Dawson — Mr. Dawson has substantial executive experience in the investment management industry. Mr. Dawson is a Managing Director at PIMCO and Head of Strategic Business Management. In that role he is in charge of guiding PIMCO’s new business initiatives. Prior to taking on this position, Mr. Dawson was in charge of PIMCO’s Munich office and head of European product management. Mr. Dawson also serves as a Director of a number of PIMCO’s European investment vehicles and affiliates. Because of his familiarity with PIMCO and its affiliates, Mr. Dawson serves as an important information resource for the Independent Trustees and as a facilitator of communication with PIMCO.

Bradford K. Gallagher — Mr. Gallagher has substantial executive and board experience in the financial services and investment management industries. He has served as director to several other investment companies. Having served on the Operating Committee of Fidelity Investments and as a Managing Director and President of Fidelity Investments Institutional Services Company, he provides the Fund with significant asset management industry expertise. He also brings significant securities industry experience, having served as a developer and founder of several enterprises and private investment vehicles.

James A. Jacobson — Mr. Jacobson has substantial executive and board experience in the financial services industry. He served for more than 15 years as a senior executive at a New York Stock Exchange (the “NYSE”) specialist firm. He has also served on the NYSE Board of Directors, including terms as Vice Chair. As such, he provides significant expertise on matters relating to portfolio brokerage and trade execution. He also provides the Fund with significant financial expertise, serves as the Audit Oversight Committee’s Chair and has been determined by the Board to be an “audit committee financial expert.” He has expertise in investment company matters through his service as a trustee of another fund family.

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Why are you calling me regarding this?

It is important that we hear from the Fund’s shareholders and that shareholders receive all of the necessary information to make an informed decision regarding the Trustee nominations.

Who is Ironsides?

Ironsides, Ironsides Partners LLC, Ironsides GP, RCK Holdings and the Nominees are members of a group (the “Group”) formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation. PIMCO and the Fund’s board believe that Ironsides is a short-term activist hedge fund not acting in the long-term interests of all shareholders. Ironsides Partners LLC serves as the investment adviser to Ironsides, and RCK Holdings is a holding company through which Robert C. Knapp controls Ironsides Partners LLC. The Nominees are Robert C. Knapp and Richard W. Cohen; Knapp is the founder and a principal of Ironsides Partners LLC and Richard W. Cohen is an attorney who has represented Knapp’s interests in the past. As of today, the Group collectively owns less than 1% of the outstanding shares of the Fund.

Who is bearing the cost of this proxy solicitation?

PIMCO, and not the Fund, has agreed to bear all costs relating to the Fund’s proxy solicitation and related costs in connection with the proposal. Neither the Fund nor PIMCO has agreed to bear any of the costs of Ironsides’ proxy solicitation.

What was included in the proxy package?

Included in the proxy package was a Notice of Annual Meeting of Shareholders, Proxy Statement, and a Proxy Ballot. In addition, the Fund has since sent additional informational materials (i.e., letters to the shareholders) regarding the Fund and Ironsides.

VOTING METHODS

INTERNET:	Log on to the website listed on your proxy card and make sure to have your proxy card available when you plan to vote your shares.

TOUCHTONE:	Dial the toll-free number on your proxy card make sure to have your proxy card available when you plan to vote your shares.

MAIL:	Sign, date, and complete the reverse side of your proxy card and return it in the postage paid envelope provided.

IN PERSON:	All shareholders as of the record date may attend the Special Meeting for the Fund.

PROXY MATERIALS AVAILABLE ONLINE AT: www.pimco.com/closedendfunds

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PIMCO Dynamic Credit Income Fund Proxy Fight Script (Inbound)

Thank you for calling the PIMCO proxy information line. My name is ; how can I help you? (Re-Greet If Necessary) (locate and verify account)

RESPONDING TO INITIAL MAILING/REMINDER LETTER:
The proxy materials you received were for PIMCO Dynamic Credit Income Fund’s annual meeting of shareholders scheduled to take place on April 30, 2015.
Do you still have the Fund’s WHITE PROXY CARD? (Pause for response)

RESPONDING TO PHONE CALL/MESSAGE:
Can I please have the telephone number we called to locate your account and better assist you? (Locate and verify account)

The call was in relation to your current investment in PIMCO Dynamic Credit Income Fund. You were recently sent proxy materials for the annual meeting of shareholders scheduled to take place on April 30, 2015.

Do you still have the Fund’s WHITE PROXY CARD? (Pause for response)

STILL HAS WHITE PROXY CARD: (Proceed)

DOESN’T HAVE WHITE PROXY CARD:

Registered Holder - We will be happy to send you an additional WHITE PROXY CARD. (Proceed)
Beneficial Holder – Please contact your financial advisor for an additional proxy card. Be sure to inform them that you need the WHITE PROXY CARD representing management. (Proceed)

The Board of Trustees greatly appreciates your support and is asking shareholders to vote using only the Fund’s WHITE PROXY CARD. PIMCO and the Board urge shareholders to disregard any gold proxy card sent by Ironsides, a hedge fund shareholder.

Do you think that you will be returning the WHITE PROXY CARD to support the Board?
(Pause For Response)
YES OR POSITIVE RESPONSE:

Thank you. Remember, even if you have already sent back a gold proxy card, you can still support the Board by sending back the WHITE PROXY CARD before the April 30th meeting date. If you have any questions, or you require any assistance, please feel free to call 1-877-536-1558 Mon. thru Fri. from 9 a.m. to 11 p.m. Eastern Time. Thank you and have a good (Morning/Afternoon/Evening).

NO RESPONSE - HAS QUESTIONS –NOT VOTING –SENDING OTHER CARD:
Your vote at the upcoming meeting is very important, and there are a few things the Board believes you should take into account when making your decision.
(Refer to Fact Sheet and begin discussion)

Given that information, do you think that you will return the WHITE PROXY card?

YES OR POSITIVE (Go to Yes or positive response above)
NO OR NEGATIVE (Go to S/H still sending other card/not voting below)

S/H STILL SENDING OTHER CARD/NOT VOTING

I understand. If you have any questions or you require any assistance, please feel free to contact 1-877-536-1558 Mon. – Fri. from 9 a.m. to 11 p.m. Eastern Time. Your vote is important and your time is greatly appreciated. Thank you and have a good (Morning/Afternoon/Evening).

S/H HAS PROXY CARD AND WANTS TO VOTE WHITE PROXY:
Registered Holder - If you would like, I can transfer you to the touch-tone voting system so you can record your vote. Would you like for me to transfer you? (1-888-227-9349)

Beneficial Holder If you would like, I can transfer you to the touch-tone voting system so you can record your vote. Would you like for me to transfer you? (1-800-690-6903)

IF TRANSFERRING: I will transfer you to the voting system now. Your vote is important and your time is greatly appreciated. Thank you and have a good day/evening. Please hold for a brief moment while I transfer your call.

IF NOT TRANSFERRING: Please send back your WHITE PROXY CARD before the April 30th meeting date. If you have any questions, or you require any assistance, please feel free to call 1-877-536-1558 Mon. thru Fri. from 9 a.m. to 11 p.m. Eastern Time. Thank you and have a good (Morning/Afternoon/Evening).

FOR INTERNAL DISTRIBUTION ONLY	Updated 3-23-2015

PIMCO Dynamic Credit Income Fund Proxy Fight Script (Outbound)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).
May I please speak to (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling on behalf of your current investment with PIMCO Dynamic Credit Income Fund. You should have received proxy materials for the annual meeting of shareholders scheduled for April 30, 2015. Do you still have the Fund’s WHITE PROXY CARD?

(Pause For Response)

STILL HAS WHITE PROXY CARD: (Proceed)

DOESN’T HAVE WHITE PROXY CARD:
Registered Holder - We will be happy to send you an additional WHITE PROXY CARD. (Proceed)
Beneficial Holder – Please contact your financial advisor for an additional proxy card. Be sure to inform them that you need the WHITE PROXY CARD representing management. (Proceed)

The Board of Trustees greatly appreciates your support and is asking shareholders to vote using only the Fund’s WHITE PROXY CARD. PIMCO and the Board urge shareholders to disregard any gold proxy card sent by Ironsides, a hedge fund shareholder.

Do you think that you will be returning the WHITE PROXY CARD to support the Board?
(Pause For Response)

YES OR POSITIVE RESPONSE:

Thank you. Remember, even if you have already sent back the gold proxy card, you can still support the Board by sending back the WHITE PROXY CARD before the April 30th meeting date. If you have any questions, or you require any assistance, please feel free to call 1-877-536-1558 Mon. thru Fri. from 9 a.m. to 11 p.m. Eastern Time. Thank you and have a good (Morning/Afternoon/Evening).

NO RESPONSE - HAS QUESTIONS –NOT VOTING –SENDING OTHER CARD:
Your vote at the upcoming meeting is very important, and there are a few things the Board believes you should take into account when making your decision.
(Refer to Fact Sheet and begin discussion)

Given that information, do you think that you will return the WHITE PROXY CARD?

YES OR POSITIVE
(Go to Yes or positive response above)

NO OR NEGATIVE
(Go to S/H still sending other card/not voting below)

S/H STILL SENDING OTHER CARD/NOT VOTING

I understand. If you have any questions or you require any assistance, please feel free to contact 1-877-536-1558 Mon. – Fri. from 9 a.m. to 11 p.m. Eastern Time. Your vote is important and your time is greatly appreciated. Thank you and have a good (Morning/Afternoon/Evening).

FOR INTERNAL DISTRIBUTION ONLY	Updated 3-23-2015